Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-175709 on Form S-8 of our reports dated April 29, 2016, relating to (1) the consolidated financial statements of Sky-mobi Limited and subsidiaries (the "Group") (which report includes an explanatory paragraph relating to the translation of Renminbi amounts to United States dollar amounts for the convenience of readers in the United States of America), and (2) the effectiveness of the Group's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China
April 29, 2016